Exhibit 99.1

Heilig-Meyers Company Completes the Sale of Its Mattress Discounters Division

     RICHMOND, Va., Aug. 9 /PRNewswire/ -- Heilig-Meyers Company (NYSE: HMY) today announced that it had completed the sale of a controlling interest in its Mattress Discounters division to an investment group, led by Boston based Bain Capital. Under final terms of the agreement Heilig-Meyers received approximately $204 million in cash, subordinated notes with a face value of $17.5 million and retained a 7% equity interest in Mattress Discounters. Mattress Discounters assumed approximately $4 million of Heilig-Meyers' closing costs. William C. DeRusha, Chairman and Chief Executive Officer, noted that the proceeds from this transaction would be used to pay down debt and allow the Company to significantly improve its overall financial position. He added that as a result of both the Mattress Discounters and previously announced Rhodes divestitures the Company's overall debt obligations would be lowered by approximately 30% and that tangible book value per common share would be increased by approximately 40%. As a result of the Mattress Discounters transaction, the Company expects to recognize a one-time pre-tax gain in excess of $130 million during the second fiscal quarter. However, management noted that certain other potential strategic operating decisions aimed at improving the overall profitability of the Company could potentially offset a portion of this gain.

     Heilig-Meyers Company is the Nation's largest retailer of furniture, bedding and related items. As of July 31, 1999, the Company operated 1,164 stores: 816 as Heilig-Meyers, 241 as Mattress Discounters, 75 as The RoomStore and 32 in Puerto Rico as Berrios. Visit the Company's retail web sites at www.heiligmeyers.com and www.roomstore.com. For the latest corporate news visit www.hmyco.com.